Exhibit 10.41

Transition Project Bonus Agreement

Purpose:	The purpose of the Transition Project Bonus (the “Bonus”) is to motivate key leaders and contributors during a critical transition period for Genworth Financial, Inc. (the “Company”). This Bonus is being awarded in recognition of the significant role you will have during the Transition Bonus Period.

TRANSITION PROJECT BONUS

Name:	Patrick Kelleher

Transition Bonus Period:	The “Transition Bonus Period” is 12 full months beginning November 3, 2008 and ending on November 3, 2009.

Bonus Amount:	You will be eligible to receive a Bonus payment equal to $500,000, less applicable deductions and withholdings.

Bonus Payment Date:	The Bonus will be paid in a one-time lump sum payment within 30 calendar days after the end of the Transition Bonus Period.

Payout Criteria:

In order to receive a Bonus payment, you must remain actively employed with the Company (or its affiliates or successors) for the duration of the Transition Bonus Period. Only under the following circumstances will you remain eligible to receive a Bonus payment if your employment with the Company (or its affiliates or successors) ends prior to the expiration of the Transition Bonus Period:

•   If your job is eliminated due to layoff, or if you die or become permanently disabled between now and the end of the Transition Bonus Period, you will remain eligible to receive the full Bonus payment.

•   If your business unit is sold during the Transition Bonus Period, you will remain eligible to receive the full Bonus payment.

•   If your employment is terminated by the Company for reasons other than for Cause (as defined below) you will remain eligible to receive the full Bonus payment.

Forfeiture:

If you are placed on a performance improvement plan, or if you resign, or if you are terminated for Cause, before the expiration of the Transition Bonus Period, you will forfeit the full Bonus payment. For the purpose of this Agreement “Cause” will mean termination of your employment as a result of:

(i)     your conviction, guilty plea, or plea of no contest to any crime constituting a felony or any other offense involving fraud;

(ii)    your violation of any Company Policy or the Company Code of Ethics; or

(iii)  your breach of this Agreement.

Change of Control:	If you are a participant in the Genworth Financial, Inc. Amended and Restated 2005 Change of Control Plan (the “CoC Plan”) at any time during the Transition Bonus Period, then upon the occurrence of a Qualified Termination (as defined in the CoC Plan) during the Transition Bonus Period, this Agreement shall expire and you will no longer be eligible to receive a Bonus payment hereunder.

Confidentiality:	You must keep the terms of this Agreement and the existence of the Bonus, including amounts, strictly confidential and not disclose them to any person at any time, other than your spouse or legal and financial advisor(s), unless compelled by law to do so.

Employment at Will:	This Bonus is not intended to suggest a guarantee of employment for any fixed period of time. You may terminate your employment or have your employment terminated by the Company at any time.

Resolve:	Any disagreement between you and the Company concerning anything covered by this Agreement or concerning the Bonus will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by you and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement.

Governing Law:	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

I have read and understand the terms and conditions outlined above:

Patrick B. Kelleher	/s/ Patrick B. Kelleher	November 8, 2008
	Signature	Date

Genworth Financial, Inc.

By: Michael S. Laming	/s/ Michael S. Laming	November 11, 2008
	Signature	Date